Exhibit 99

From:    Brian Manthey (news media)
414-221-4444
brian.manthey@we-energies.com

Colleen F. Henderson, CFA (analysts)
414-221-2592
colleen.henderson@wisconsinenergy.com

July 28, 2011

Wisconsin Energy posts second quarter and first half 2011 earnings

MILWAUKEE - Wisconsin Energy (NYSE: WEC) today reported net income from continuing operations of $98 million or 41 cents a share for the second quarter of 2011. This compares with net income from continuing operations of $88 million or 37 cents a share for the second quarter of 2010.

For the first six months of 2011, the company reported net income from continuing operations of $269 million or $1.14 a share - up from $216 million or 91 cents a share in the corresponding period a year ago.

The company also reported net income from discontinued operations of 5 cents a share for the second quarter and first six months of 2011. These earnings arose from the resolution of several state and federal tax matters. Net income from discontinued operations was immaterial for all of 2010.

Wisconsin Energy's second quarter 2011 performance was helped by additional income from the company's Power the Future plan. Reported income from the company's Power the Future assets increased by 3 cents a share, driven by an investment of $668 million in the second Oak Creek generating unit. The unit began commercial service in January 2011.

Second quarter 2011 revenues totaled $992 million. This compares with revenues of $891 million for the second quarter last year.

Overall, retail sales of electricity declined by 1.2 percent as compared with the second quarter of 2010. Sales of electricity to large commercial and industrial customers grew by 1.8 percent. Sales to residential and small commercial and industrial customers were down by 3 percent, primarily the result of mild weather during the second quarter of this year and a lack of air conditioning demand during June.

At the end of June, the company was serving approximately 2,000 more electric customers and approximately 4,000 more natural gas customers than a year ago.

“By virtually any meaningful measure - from customer satisfaction to network reliability to financial results - the company continues to perform at a high level,” said Gale Klappa, chairman, president and chief executive officer. “And we remain on plan with construction work on the new air quality controls at the original Oak Creek generating units and at the Glacier Hills Wind Park - which will become the largest wind farm in Wisconsin when it's completed later this year.”

Earnings per share listed in this news release are on a fully diluted basis. Prior year earnings per share were restated to reflect the two-for-one stock split that occurred on March 1, 2011.

Conference call
A conference call is scheduled for 1 p.m. Central time on Thursday, July 28, 2011. The presentation will review 2011 second quarter earnings and will discuss the company's outlook for the future.

All interested parties, including stockholders, news media and general public, are invited to listen to the presentation. The conference call may be accessed by dialing
866-439-9410 up to 15 minutes before the call begins. International callers may dial 706-643-5658. The confirmation code is 81847328. Access also may be gained through the company's website (www.wisconsinenergy.com). Click 'Second Quarter Earnings Release and Conference Call' and then click 'Go to webcast.' In conjunction with this earnings announcement, Wisconsin Energy will post on its website a package of detailed financial information on its second quarter performance. The materials will be available at 6 a.m. Central time on July 28, 2011.

Replay
A replay will be available on the website and by phone after the presentation. Access to the webcast replay will be available on the website about two hours after the presentation. Access to a phone replay also will be available approximately two hours after the presentation and remain accessible through Aug. 11, 2011. Domestic callers should dial 800-642-1687. International callers should dial 706-645-9291. The replay confirmation code is 81847328.

Wisconsin Energy Corporation (NYSE: WEC), based in Milwaukee, is one of the nation's premier energy companies, serving more than 1.1 million electric customers in Wisconsin and Michigan's Upper Peninsula and more than 1 million natural gas customers in Wisconsin. The company's principal utility is We Energies. The company's other major subsidiary, We Power, designs, builds and owns electric generating plants.

Wisconsin Energy Corporation (www.wisconsinenergy.com), a component of the
S&P 500, has more than $13 billion of assets, approximately 4,600 employees and more than 43,000 stockholders of record.

# # #
Tables Follow

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED INCOME STATEMENTS
(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2011	2010	2011	2010
	(Millions of Dollars, Except Per Share Amounts)
Operating Revenues	$991.7	$890.9	$2,320.4	$2,139.5

Operating Expenses
Fuel and purchased power	286.0	258.4	553.6	535.8
Cost of gas sold	121.8	95.8	464.2	451.6
Other operation and maintenance	298.9	317.5	612.4	652.9
Depreciation and amortization	82.3	76.8	163.6	151.2
Property and revenue taxes	28.3	26.3	56.6	52.9
Total Operating Expenses	817.3	774.8	1,850.4	1,844.4

Amortization of Gain	—	47.2	—	96.6

Operating Income	174.4	163.3	470.0	391.7

Equity in Earnings of Transmission Affiliate	15.2	15.1	30.7	30.3
Other Income, net	14.4	9.7	26.9	15.9
Interest Expense, net	57.4	53.0	120.8	102.4

Income from Continuing Operations Before Income Taxes	146.6	135.1	406.8	335.5

Income Taxes	48.6	47.6	137.9	119.0

Income from Continuing Operations	98.0	87.5	268.9	216.5

Income from Discontinued Operations, Net of Tax	11.5	1.2	11.5	1.9
Net Income	$109.5	$88.7	$280.4	$218.4

Earnings Per Share (Basic)
Continuing operations	$0.42	$0.37	$1.15	$0.93
Discontinued operations	0.05	0.01	0.05	—
Total Earnings Per Share (Basic)	$0.47	$0.38	$1.20	$0.93

Earnings Per Share (Diluted)
Continuing operations	$0.41	$0.37	$1.14	$0.91
Discontinued operations	0.05	—	0.05	0.01
Total Earnings Per Share (Diluted)	$0.46	$0.37	$1.19	$0.92

Weighted Average Common Shares Outstanding (Millions)
Basic	233.7	233.8	233.7	233.8
Diluted	236.6	236.6	236.6	236.7

Dividends Per Share of Common Stock	$0.26	$0.20	$0.52	$0.40

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)

	June 30, 2011	December 31, 2010
	(Millions of Dollars)
Assets

Property, Plant and Equipment, Net	$9,821.3	$9,601.5

Investments
Equity investment in transmission affiliate	341.1	330.5
Other	35.6	45.8
Total Investments	376.7	376.3

Current Assets
Cash and cash equivalents	10.6	24.5
Restricted cash	45.5	8.3
Accounts receivable	344.9	344.6
Accrued revenues	172.4	280.3
Materials, supplies and inventories	339.1	379.1
Regulatory assets	53.0	54.4
Prepayments and other	206.4	239.9
Total Current Assets	1,171.9	1,331.1

Deferred Charges and Other Assets
Regulatory assets	1,055.0	1,090.1
Goodwill	441.9	441.9
Other	209.5	218.9
Total Deferred Charges and Other Assets	1,706.4	1,750.9

Total Assets	$13,076.3	$13,059.8

Capitalization and Liabilities

Capitalization
Common equity	$3,947.6	$3,802.1
Preferred stock of subsidiary	30.4	30.4
Long-term debt	4,334.6	3,932.0
Total Capitalization	8,312.6	7,764.5

Current Liabilities
Long-term debt due currently	30.6	473.4
Short-term debt	542.4	657.9
Accounts payable	309.8	315.4
Regulatory liabilities	15.3	15.3
Other	245.6	259.1
Total Current Liabilities	1,143.7	1,721.1

Deferred Credits and Other Liabilities
Regulatory liabilities	931.5	883.8
Deferred income taxes - long-term	1,339.8	1,154.8
Deferred revenue, net	781.3	805.5
Pension and other benefit obligations	233.5	353.2
Other	333.9	376.9
Total Deferred Credits and Other Liabilities	3,620.0	3,574.2

Total Capitalization and Liabilities	$13,076.3	$13,059.8

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30
	2011	2010
	(Millions of Dollars)
Operating Activities
Net income	$280.4	$218.4
Reconciliation to cash
Depreciation and amortization	169.2	157.4
Contributions to qualified benefit plans	(122.4)	—
Deferred income taxes and investment tax credits, net	137.0	7.3
Working capital and other	184.4	40.6
Cash Provided by Operating Activities	648.6	423.7

Investing Activities
Capital expenditures	(347.1)	(379.1)
Change in restricted cash	(37.2)	81.8
Proceeds from asset sales	38.5	63.5
Other investing activities, net	(21.7)	(41.5)
Cash Used in Investing Activities	(367.5)	(275.3)

Financing Activities
Common stock issued (repurchased), net	(22.0)	(25.7)
Dividends paid on common stock	(121.5)	(93.5)
Change in debt, net	(152.4)	(38.2)
Other financing activities, net	0.9	(0.7)
Cash Used in Financing Activities	(295.0)	(158.1)

Change in Cash	(13.9)	(9.7)

Cash at Beginning of Period	24.5	20.2

Cash at End of Period	$10.6	$10.5